AMENDMENT TO
                             DISTRIBUTION AGREEMENT

                              ___________ __, 2006

Credit Suisse Asset Management
     Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Ladies and Gentlemen:

                  This is to confirm that Credit Suisse Asset Management Securities, Inc. shall be the distributor of shares of beneficial interest, par value $0.01 per share, issued by the Credit Suisse Long-Short Market Neutral Fund, Credit Suisse U.S. Multi-Cap Research Fund and Credit Suisse Total Return Global Fund, each a series of Credit Suisse Capital Funds (the "Trust") under terms of the Distribution Agreement between the Trust and Credit Suisse Asset Management Securities, Inc., dated December 18, 2000.

                  Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                              Very truly yours,

                                              CREDIT SUISSE CAPITAL FUNDS

                                              By:
                                                 -------------------------------
                                                 Name:
                                                 Title:

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By:
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   Name:
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